Exhibit 99.1

Yum China Reports Fourth Quarter and Full Year 2021 Results

Fourth quarter Total Revenues grew 1%; remained profitable amid COVID-19 impact

Full year Total Revenues grew 19% with Operating Profit of $1.39 billion and Adjusted Operating Profit of $766 million

Accelerated store expansion with record openings of 1,806 gross new stores or 1,282 net new stores in 2021

Shanghai, China (February 8, 2022) – Yum China Holdings, Inc. (the “Company” or “Yum China”) (NYSE: YUMC and HKEX: 9987) today reported unaudited results for the fourth quarter and year ended December 31, 2021.

Impact of COVID-19 Outbreak and Mitigation Efforts

Multiple waves of Delta variant outbreaks persisted throughout the fourth quarter, spreading to nearly all provinces in China. Case counts in the fourth quarter were the highest since the first quarter of 2020. These widespread outbreaks resulted in more stringent public health measures nationwide in pursuit of a zero-COVID-19 case goal. These preventive measures, which include mass testing, regional lockdowns and travel restrictions, negatively affected the restaurant industry and our business. According to government statistics, total revenues of the restaurant industry in China declined year over year in the fourth quarter. Reduced traveling, fewer social activities and softened consumption demand were observed.

Fluid COVID-19 conditions caused significant volatilities in our fourth quarter operations. From a timing prospective, same-store sales recovered sequentially in early October when COVID-19 conditions were relatively stable. However, as COVID-19 outbreaks resurged, the same-store sales percentage declined by mid-teens year over year in November. Although sales trends recovered moderately, same-store sales still declined by more than 10% year over year in December. By region, the most impacted areas were northern and western China, especially Shaanxi province where the cases were concentrated. Eastern China was also impacted, especially Zhejiang province, which is one of the most economically vibrant provinces and our largest regional market.

Same-store sales in January 2022 improved modestly from the fourth quarter. But comparing to the comparable Chinese New Year holiday period in 2021, same-store sales were still down year over year. The situation remains volatile. In January, cases of the Omicron variant emerged in China, spreading to major cities including Beijing, Shanghai, Tianjin and Shenzhen. A lockdown in Xi’an, which started in December, lasted nearly the whole month of January. A number of regions were identified as medium to high risk with restrictive measures put in place. At the peak in January, over 500 of our stores were temporarily closed or offered only takeaway and delivery services, compared to nearly 300 stores in the fourth quarter. Many provinces have measures discouraging travel during the Chinese New Year holiday, which is one of the most important trading periods in the year. We have launched numerous campaigns to drive traffic and engage customers online and offline. We will also continue to adjust operations and promotional offers as the situation evolves.

Fourth Quarter Highlights

•

In December 2021, the Company completed its investment of approximately $255 million for a 28% equity interest in Hangzhou Catering Service Group. As a result, the Company directly and indirectly holds an approximately 60% equity interest in the Hangzhou KFC joint venture (“Hangzhou KFC”). In connection with the transaction, the Company recognized a non-cash gain of $618 million from the fair value re-measurement of our previously held equity interest in Hangzhou KFC. The non-cash gain is recorded as a Special Item that impacts only the reported GAAP results of Yum China.

•	Total revenues increased 1% year over year to $2.29 billion from $2.26 billion (a 2% decrease excluding foreign currency translation (“F/X”)).
•	Total system sales decreased 3% year over year, with decreases of 3% at KFC and 2% at Pizza Hut, excluding F/X.
•	Same-store sales decreased 11% year over year, with decreases of 12% at KFC and 8% at Pizza Hut, excluding F/X.
•	Opened 563 gross new stores, or 373 net new stores.
•	Restaurant margin was 7.5%, compared with 15.1% in the prior year period, primarily due to sales deleveraging as a result of worsened COVID-19 conditions.
•	Operating Profit increased to $633 million from $180 million, primarily due to the non-cash gain of $618 million from the re-measurement of our previously held equity interest in Hangzhou KFC.

Yum China Holdings, Inc. •  Shanghai, China •  Website http://ir.yumchina.com

•	Adjusted Operating Profit decreased 91% year over year to $16 million from $182 million (a 92% decrease excluding F/X).
•	Effective tax rate was 25.1%.
•

Net Income increased to $475 million from $151 million in the prior year period, primarily due to the increase in Operating Profit and partially offset by the loss from mark-to-market investment in Meituan Dianping (“Meituan”).

•

Adjusted Net Income decreased 93% to $11 million from $153 million in the prior year period (an 85% decrease excluding the net loss of $9 million in the fourth quarter of 2021 and the net gain of $23 million in the fourth quarter of 2020, respectively, from the mark-to-market equity investment in Meituan; an 85% decrease if further excluding F/X).

•	Diluted EPS increased to $1.10 from $0.35 in the prior year period.
•

Adjusted Diluted EPS decreased 91% to $0.03 from $0.35 in the prior year period (an 83% decrease excluding the net loss in the fourth quarter of 2021 and the net gain in the fourth quarter of 2020, respectively, from the mark-to-market investment; an 83% decrease if further excluding F/X).

•	Results include the consolidation of Hangzhou KFC since December 2021.

Full Year Highlights

•	Total revenues increased 19% year over year to $9.85 billion from $8.26 billion (a 12% increase excluding F/X).
•	Total system sales increased 10% year over year, with increases of 8% at KFC and 14% at Pizza Hut, excluding F/X.
•	Same-store sales decreased 1% year over year, with a decrease of 3% at KFC and an increase of 7% at Pizza Hut, excluding F/X.
•	Total store count reached 11,788 as of December 31, 2021, with record gross new store openings of 1,806, or 1,282 net new store openings during the year.
•	Restaurant margin was 13.7%, compared with 14.9% in the prior year.
•

Operating Profit increased 44% year over year to $1.39 billion from $961 million (a 34% increase excluding F/X), primarily due to the non-cash gain from the re-measurement of our previously held equity interest in Hangzhou KFC in the fourth quarter of 2021.

•	Adjusted Operating Profit increased 5% year over year to $766 million from $732 million (a 2% decrease excluding F/X).
•	Effective tax rate was 26.5%.
•	Net Income increased 26% to $990 million from $784 million in the prior year, primarily due to the increase in Operating Profit partially offset by loss from mark-to-market investments.
•

Adjusted Net Income decreased 15% to $525 million from $615 million in the prior year (a 7% increase excluding the net loss of $52 million in 2021 and the net gain of $75 million in 2020, respectively, from mark-to-market investments; or a 1% decrease if further excluding F/X).

•	Diluted EPS increased 17% to $2.28 from $1.95 in the prior year.
•

Adjusted Diluted EPS decreased 21% to $1.21 from $1.53 in the prior year (a 1% decrease excluding the net loss in 2021 and the net gain in 2020, respectively, from mark-to-market investments; a 7% decrease if further excluding F/X).

•

Approximately 41.9 million shares of common stock were issued as a result of the secondary listing in Hong Kong in September 2020. On a year over year basis, the dilution impact from the weighted average share count was 7% in 2021.

Key Financial Results

	Fourth Quarter 2021				Full Year 2021
	% Change				% Change
	System Sales	Same-Store Sales	Net New Units	Operating Profit	System Sales	Same-Store Sales	Net New Units	Operating Profit
Yum China	(3)	(11)	+12	+252	+10	(1)	+12	+44
KFC	(3)	(12)	+14	(68)	+8	(3)	+14	+3
Pizza Hut	(2)	(8)	+10	(147)	+14	+7	+10	+77

	Fourth Quarter				Full Year
(in US$ million, except			% Change				% Change
per share data and percentages)	2021	2020	Reported	Ex F/X	2021	2020	Reported	Ex F/X
Operating Profit	$633	$180	+252	+238	$1,386	$961	+44	+34
Adjusted Operating Profit[1]	$16	$182	(91)	(92)	$766	$732	+5	(2)
Net Income	$475	$151	+214	+201	$990	$784	+26	+16
Adjusted Net Income[1]	$11	$153	(93)	(93)	$525	$615	(15)	(21)
Basic Earnings Per Common Share	$1.11	$0.36	+208	+197	$2.34	$2.01	+16	+7
Adjusted Basic Earnings Per
Common Share[1]	$0.03	$0.37	(92)	(92)	$1.24	$1.58	(22)	(27)
Diluted Earnings Per Common Share	$1.10	$0.35	+214	+200	$2.28	$1.95	+17	+8
Adjusted Diluted Earnings Per
Common Share[1]	$0.03	$0.35	(91)	(94)	$1.21	$1.53	(21)	(27)

1 See “Reconciliation of Reported GAAP Results to non-GAAP Adjusted Measures” included in the accompanying tables of this release for further details.

Note:  All comparisons are versus the same period a year ago.

Percentages may not recompute due to rounding.

System sales and same-store sales percentages exclude the impact of F/X. Effective January 1, 2018, temporary store closures are normalized in the same-store sales calculation by excluding the period during which stores are temporarily closed.

CEO and CFO Comments

Joey Wat, CEO of Yum China, commented, “As I reflect on the past year, I want to thank our team for their unwavering commitment and tremendous effort. Together, we overcame operating challenges, grew the business and delivered substantial profits for the full year. We continue to focus on offering good food, great value and a seamless customer experience. At KFC, new menu categories such as beef burgers and whole chicken have received great customer feedback and are now permanent items on the menu. With the strong brand positioning, KFC continues to set new records for its restaurant openings. Pizza Hut improved profitability and reaccelerated its store openings to the highest level since 2016. Lavazza expanded from four stores to 58 stores. Our new retail business is also gaining momentum in capturing at-home consumption. We continue to build our industry leading membership program, which has grown 20% in the past year to over 360 million members. With enhanced digital capabilities, digital sales exceeded $7 billion, or over 85% of Company sales. Moreover, we strengthened our market leadership with record openings of over 1,200 net new stores while maintaining healthy new store payback.”

Wat continued, “Looking ahead, we continue to face significant uncertainties from the COVID-19 situation and other headwinds from the external environment. But with our product innovation capabilities, world-class operational excellence and agility, I am confident that we will emerge from the pandemic even stronger than before. We are staying the course to reach our next milestone of 20,000 stores. Our innovative store models are creating new opportunities, enabling us to penetrate further into lower-tier cities and expand more flexibly in higher-tier cities. We will continue to apply a disciplined and systematic approach in opening new stores to ensure profitable growth of the business.”

Andy Yeung, CFO of Yum China, added, “The COVID-19 situation presented tremendous volatility to our operations. We delivered strong performance in the first half of the year when COVID-19 conditions were relatively stable. In the second half, our business was significantly affected by regional outbreaks and tighter public health measures. The fourth quarter was particularly challenging with multiple widespread outbreaks and also being the seasonally smallest quarter. Nonetheless, with great effort from the entire team, we delivered positive revenue growth in the quarter. Proactive cost management and productivity enhancement enabled us to partially mitigate the headwinds from substantial sales deleveraging and cost inflation, generating profit in a very difficult quarter. For 2022, we expect our business and operating environment to remain challenging and volatile given the uncertainties of COVID-19, the weak macro environment, softening consumer sentiment and inflation headwinds. Despite the challenges, we have strong capabilities and are taking actions to drive sales and manage costs. We are also stepping up investments in supply chain, infrastructure and digital in 2022 to drive long-term sustainable growth of the business.”

Dividends and Share Repurchases

●

The Board of Directors declared a cash dividend of $0.12 per share on Yum China’s common stock, payable as of the close of business on March 29, 2022 to shareholders of record as of the close of business on March 8, 2022.

●

During the fourth quarter, we repurchased approximately 0.74 million shares of Yum China common stock for $41.4 million at an average price of $55.66 per share. As of December 31, 2021, approximately $617 million remained available for future share repurchases under the current authorization.

Digital and Delivery

●	The KFC and Pizza Hut loyalty programs exceeded 360 million members combined as of quarter-end. Member sales accounted for approximately 60% of system sales in the fourth quarter of 2021.
●

Delivery contributed approximately 35% of KFC and Pizza Hut’s Company sales in the fourth quarter of 2021, an increase of approximately six percentage points from the prior year period as COVID-19 cases resurged during the quarter.

●	Digital orders, including delivery, mobile orders and kiosk orders, accounted for approximately 88% of KFC and Pizza Hut’s Company sales in the fourth quarter of 2021.
KFC and Pizza Hut Total	Fourth Quarter		Full Year
	2021	2020	2021	2020
Member count (as of period-end)	360 million+	300 million+	360 million+	300 million+
Member sales as % of system sales	~60%	~59%	~60%	~60%
Delivery as % of Company sales	~35%	~29%	~32%	~30%
Digital orders as % of Company sales	~88%	~83%	~86%	~80%

New-Unit Development and Asset Upgrade

●

Yum China opened 563 gross new stores, or 373 net new stores in the fourth quarter of 2021 and 1,806 gross new stores, or 1,282 net new stores in the full year 2021, mainly driven by development of the KFC and Pizza Hut brands.

●	The Company remodeled 207 stores in the fourth quarter of 2021 and 842 stores in the full year 2021.
	New Units		Restaurant Count
	Fourth Quarter	Full Year	As of Year-End
	2021	2021	2021	2020
Yum China	563	1,806	11,788	10,506
KFC	337	1,232	8,168	7,166
Pizza Hut	124	335	2,590	2,355
Others[2]	102	239	1,030	985

2 Others include Taco Bell, Little Sheep, Huang Ji Huang, East Dawning, COFFii & JOY and Lavazza.

Restaurant Margin

●

Restaurant margin was 7.5% in the fourth quarter of 2021, compared with 15.1% in the prior year period, primarily attributable to sales deleveraging, cost inflation, increased value promotions and increased rider cost associated with rising delivery volume.

●

Restaurant margin was 13.7% in the full year 2021, compared with 14.9% in the prior year, primarily attributable to increased value promotions, lower temporary relief provided by landlords and government agencies and wage inflation, partially offset by lower commodity prices.

	Fourth Quarter			Full Year
	2021	2020	ppts change	2021	2020	ppts change
Yum China	7.5%	15.1%	(7.6)	13.7%	14.9%	(1.2)
KFC	8.6%	16.8%	(8.2)	14.9%	16.3%	(1.4)
Pizza Hut	5.9%	10.4%	(4.5)	10.7%	10.5%	+0.2

2022 Outlook

The Company currently expects:

●	Approximately 1,000 to 1,200 net new stores.
●	Capital expenditures in the range of $800 million to $1 billion, which includes stepped-up investments in supply chain, infrastructure and digital.

Other Updates

•

Recognizing the tremendous effort of our employees especially in navigating the COVID-19 situation, the Company has upgraded the medical insurance coverage of its front-line employees. Medical insurance coverage for each eligible restaurant general manager (RGM) was increased to RMB 1 million. Critical illness insurance was extended to service team leaders and coverage was increased for family members of both RGMs and other restaurant management team members. These enhanced benefits are expected to cover around 100,000 front-line employees and their family members.

•

In recognition of the Company’s commitment and continued progress in sustainability, the Company received an “A” rating in the MSCI Environmental, Social and Governance (ESG) Ratings for 2021 and one of the best scores out of 28 companies assessed in the Restaurant & Leisure Facilities Industry in the S&P Global Corporate Sustainability Assessment (CSA) 2021. Yum China was the only company from mainland China selected as a member of DJSI World. In addition, Yum China was named for the fourth consecutive year to the Bloomberg Gender-Equality Index (GEI).

Note on Non-GAAP Adjusted Measures

Reported GAAP results include Special Items, which are excluded from non-GAAP adjusted measures. Special Items are not allocated to any segment and therefore only impact reported GAAP results of Yum China. See “Reconciliation of Reported GAAP Results to Non-GAAP Adjusted Measures” within this release.

Conference Call

Yum China’s management will hold an earnings conference call at 7:00 p.m. U.S. Eastern Time on Tuesday, February 8, 2022 (8:00 a.m. Beijing/Hong Kong Time on Wednesday, February 9, 2022).

A live webcast of the call may be accessed at https://edge.media-server.com/mmc/p/vs49ywki.

To join by phone, please register in advance of the conference through the link provided below. Upon registering, you will be provided with participant dial-in numbers, a passcode and a unique registrant ID.

Pre-registration Link:	http://apac.directeventreg.com/registration/event/1696142
Conference ID:	1696142

A replay of the conference call will be available two hours after the call ends until 8:00 a.m. U.S. Eastern Time on Wednesday, February 16, 2022 (9:00 p.m. Beijing/Hong Kong Time on Wednesday, February 16, 2022) and may be accessed by phone at the following numbers:

U.S.:	1 855 452 5696
Mainland China:	400 602 2065 or 800 870 0206
Hong Kong:	+852 3051 2780
U.K.:	0808 234 0072
International:	+61 2 8199 0299

Replay access code:	1696142

Additionally, this earnings release, the accompanying slides, a live webcast and an archived webcast of this conference call will be available at Yum China’s Investor Relations website at http://ir.yumchina.com.

For important news and information regarding Yum China, including our filings with the U.S. Securities and Exchange Commission and the Hong Kong Stock Exchange, visit Yum China's Investor Relations website at http://ir.yumchina.com. Yum China uses this website as a primary channel for disclosing key information to its investors, some of which may contain material and previously non-public information.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including under “2022 Outlook.” We intend all forward-looking statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the fact that they do not relate strictly to historical or current facts and by the use of forward-looking words such as “expect,” “expectation,” “believe,” “anticipate,” “may,” “could,” “intend,” “belief,” “plan,” “estimate,” “target,” “predict,” “project,” “likely,” “will,” “continue,” “should,” “forecast,” “outlook” or similar terminology. These statements are based on current estimates and assumptions made by us in light of our experience and perception of historical trends, current conditions and expected future developments, as well as other factors that we believe are appropriate and reasonable under the circumstances, but there can be no assurance that such estimates and assumptions will prove to be correct. Forward-looking statements include, without limitation, statements regarding the future strategies, growth, business plans, investment, dividend and share repurchase plans, earnings, performance and returns of Yum China, anticipated effects of population and macroeconomic trends, the expected impact of the COVID-19 pandemic, the anticipated effects of our innovation, digital and delivery capabilities and investments on growth and beliefs regarding the long-term drivers of Yum China’s business. Forward-looking statements are not guarantees of performance and are inherently subject to known and unknown risks and uncertainties that are difficult to predict and could cause our actual results or events to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or assumptions will be achieved. The forward-looking statements included in this press release are only made as of the date of this press release, and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances, except as required by law. Numerous factors could cause our actual results or events to differ materially from those expressed or implied by forward-looking statements, including, without limitation: whether we are able to achieve development goals at the times and in the amounts currently anticipated, if at all, the success of our marketing campaigns and product innovation, our ability to maintain food safety and quality control systems, changes in public health conditions, including the COVID-19 pandemic and regional outbreaks caused by existing or new COVID-19 variants, our ability to control costs and expenses, including tax costs, as well as changes in political, economic and regulatory conditions in China. In addition, other risks and uncertainties not presently known to us or that we currently believe to be immaterial could affect the accuracy of any such forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You should consult our filings with the Securities and Exchange Commission (including the information set forth under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q) for additional detail about factors that could affect our financial and other results.

About Yum China Holdings, Inc.

Yum China Holdings, Inc. is a licensee of Yum! Brands in mainland China. It has exclusive rights in mainland China to KFC, China's leading quick-service restaurant brand, Pizza Hut, the leading casual dining restaurant brand in China, and Taco Bell, a California-based restaurant chain serving innovative Mexican-inspired food. Yum China also owns the Little Sheep, Huang Ji Huang, East Dawning and COFFii & JOY concepts outright. In addition, Yum China has partnered with Lavazza to explore and develop the Lavazza coffee shop concept in China. The Company had 11,788 restaurants in over 1,600 cities at the end of December 2021.

In 2021, Yum China ranked # 363 on the Fortune 500 list and was named to TIME100 Most Influential Companies list. Yum China has also been selected as member of both Dow Jones Sustainability Indices (DJSI): World Index and Emerging Market Index. In 2022, the Company was named to the Bloomberg Gender-Equality Index and was certified as a Top Employer 2022 in China by the Top Employers Institute, both for the fourth consecutive year. For more information, please visit http://ir.yumchina.com.

Investor Relations Contact:
Tel: +86 21 2407 7556 / +852 2267 5801 IR@YumChina.com

Media Contact:
Tel: +86 21 2407 7510 Media@YumChina.com

Yum China Holdings, Inc.

Condensed Consolidated Statements of Income

(in US$ million, except per share data)

(unaudited)

	Quarter Ended		% Change		Year Ended		% Change
	12/31/2021	12/31/2020	B/(W)		12/31/2021	12/31/2020	B/(W)
Revenues
Company sales	$2,087	$2,038	2		$8,961	$7,396	21
Franchise fees and income	33	36	(10)		153	148	3
Revenues from transactions with franchisees and unconsolidated affiliates	144	159	(10)		663	647	3
Other revenues	27	26	5		76	72	6
Total revenues	2,291	2,259	1		9,853	8,263	19
Costs and Expenses, Net
Company restaurants
Food and paper	679	631	(8)		2,812	2,342	(20)
Payroll and employee benefits	583	494	(18)		2,258	1,730	(31)
Occupancy and other operating expenses	669	605	(11)		2,664	2,226	(20)
Company restaurant expenses	1,931	1,730	(12)		7,734	6,298	(23)
General and administrative expenses	156	140	(11)		564	479	(18)
Franchise expenses	14	15	9		64	65	3
Expenses for transactions with franchisees and unconsolidated affiliates	140	153	8		649	633	(3)
Other operating costs and expenses	24	19	(24)		65	57	(14)
Closures and impairment expenses, net	21	25	14		34	55	38
Other income, net	(628)	(3)	NM		(643)	(285)	125
Total costs and expenses, net	1,658	2,079	20		8,467	7,302	(16)
Operating Profit	633	180	252		1,386	961	44
Interest income, net	13	15	(15)		60	43	39
Investment (loss) gain	(11)	29	NM		(54)	104	NM
Income Before Income Taxes	635	224	184		1,392	1,108	26
Income tax provision	(159)	(63)	(155)		(369)	(295)	(25)
Net income – including noncontrolling interests	476	161	195		1,023	813	26
Net income – noncontrolling interests	1	10	92		33	29	(15)
Net Income – Yum China Holdings, Inc.	$475	$151	214		$990	$784	26
Effective tax rate	25.1%	28.0%	2.9	ppts.	26.5%	26.6%	0.1	ppts.

Basic Earnings Per Common Share	$1.11	$0.36			$2.34	$2.01
Weighted-average shares outstanding (in millions)	427	420			422	390

Diluted Earnings Per Common Share	$1.10	$0.35			$2.28	$1.95
Weighted-average shares outstanding (in millions)	433	433			434	402

Cash Dividends Declared Per Common Share	$0.12	$0.12			$0.48	$0.24

Company sales	100.0%	100.0%			100.0%	100.0%
Food and paper	32.5	31.0	(1.5)	ppts.	31.4	31.7	0.3	ppts.
Payroll and employee benefits	27.9	24.2	(3.7)	ppts.	25.2	23.4	(1.8)	ppts.
Occupancy and other operating expenses	32.1	29.7	(2.4)	ppts.	29.7	30.0	0.3	ppts.
Restaurant margin	7.5%	15.1%	(7.6)	ppts.	13.7%	14.9%	(1.2)	ppts.
Operating margin	30.3%	8.8%	21.5	ppts.	15.5%	13.0%	2.5	ppts.

Percentages may not recompute due to rounding. NM refers to not meaningful.

Yum China Holdings, Inc.

KFC Operating Results

(in US$ million)

(unaudited)

	Quarter Ended		% Change		Year Ended		% Change
	12/31/2021	12/31/2020	B/(W)		12/31/2021	12/31/2020	B/(W)
Revenues
Company sales	$1,596	$1,556	3		$6,816	$5,633	21
Franchise fees and income	25	28	(10)		120	125	(4)
Revenues from transactions with franchisees and unconsolidated affiliates	13	14	(5)		59	61	(4)
Other revenues	2	1	119		8	2	NM
Total revenues	1,636	1,599	2		7,003	5,821	20
Costs and Expenses, Net
Company restaurants
Food and paper	529	486	(9)		2,158	1,801	(20)
Payroll and employee benefits	428	359	(19)		1,642	1,247	(32)
Occupancy and other operating expenses	503	450	(12)		2,003	1,665	(20)
Company restaurant expenses	1,460	1,295	(13)		5,803	4,713	(23)
General and administrative expenses	65	62	(4)		240	200	(20)
Franchise expenses	12	14	11		59	62	4
Expenses for transactions with franchisees and unconsolidated affiliates	13	14	7		58	61	5
Other operating costs and expenses	1	1	(78)		4	1	NM
Closures and impairment expenses, net	13	13	3		20	25	17
Other expenses (income), net	8	(3)	NM		(8)	(42)	(82)
Total costs and expenses, net	1,572	1,396	(13)		6,176	5,020	(23)
Operating Profit	$64	$203	(68)		$827	$801	3
Company sales	100.0%	100.0%			100.0%	100.0%
Food and paper	33.2	31.2	(2.0)	ppts.	31.7	32.0	0.3	ppts.
Payroll and employee benefits	26.8	23.1	(3.7)	ppts.	24.1	22.1	(2.0)	ppts.
Occupancy and other operating expenses	31.4	28.9	(2.5)	ppts.	29.3	29.6	0.3	ppts.
Restaurant margin	8.6%	16.8%	(8.2)	ppts.	14.9%	16.3%	(1.4)	ppts.
Operating margin	4.1%	13.0%	(8.9)	ppts.	12.1%	14.2%	(2.1)	ppts.

Percentages may not recompute due to rounding. NM refers to not meaningful.

Yum China Holdings, Inc.

Pizza Hut Operating Results

(in US$ million)

(unaudited)

	Quarter Ended		% Change		Year Ended		% Change
	12/31/2021	12/31/2020	B/(W)		12/31/2021	12/31/2020	B/(W)
Revenues
Company sales	$475	$469	1		$2,092	$1,721	22
Franchise fees and income	2	1	6		8	5	31
Revenues from transactions with franchisees and unconsolidated affiliates	1	1	(30)		6	4	41
Other revenues	1	—	NM		3	—	NM
Total revenues	479	471	2		2,109	1,730	22
Costs and Expenses, Net
Company restaurants
Food and paper	144	141	(1)		637	529	(20)
Payroll and employee benefits	148	132	(13)		598	471	(27)
Occupancy and other operating expenses	155	147	(5)		633	540	(17)
Company restaurant expenses	447	420	(6)		1,868	1,540	(21)
General and administrative expenses	31	25	(20)		111	96	(15)
Franchise expenses	1	1	(4)		4	3	(25)
Expenses for transactions with franchisees and unconsolidated affiliates	1	1	29		6	4	(36)
Other operating costs and expenses	1	—	NM		2	—	NM
Closures and impairment expenses, net	4	10	53		7	25	70
Total costs and expenses, net	485	457	(6)		1,998	1,668	(20)
Operating (Loss) Profit	$(6)	$14	(147)		$111	$62	77
Company sales	100.0%	100.0%			100.0%	100.0%
Food and paper	30.3	30.3	—	ppts.	30.4	30.8	0.4	ppts.
Payroll and employee benefits	31.3	28.0	(3.3)	ppts.	28.6	27.3	(1.3)	ppts.
Occupancy and other operating expenses	32.5	31.3	(1.2)	ppts.	30.3	31.4	1.1	ppts.
Restaurant margin	5.9%	10.4%	(4.5)	ppts.	10.7%	10.5%	0.2	ppts.
Operating margin	(1.4)%	2.9%	(4.3)	ppts.	5.3%	3.6%	1.7	ppts.

Percentages may not recompute due to rounding. NM refers to not meaningful.

Yum China Holdings, Inc.

Condensed Consolidated Balance Sheets

(in US$ million)

	12/31/2021	12/31/2020
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$1,136	$1,158
Short-term investments	2,860	3,105
Accounts receivable, net	67	99
Inventories, net	432	398
Prepaid expenses and other current assets	221	176
Total Current Assets	4,716	4,936
Property, plant and equipment, net	2,251	1,765
Operating lease right-of-use assets	2,612	2,164
Goodwill	2,142	832
Intangible assets, net	272	246
Deferred income tax assets	106	98
Investments in unconsolidated affiliates	292	85
Other assets	832	749
Total Assets	13,223	10,875

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND EQUITY
Current Liabilities
Accounts payable and other current liabilities	2,332	1,995
Income taxes payable	51	72
Total Current Liabilities	2,383	2,067
Non-current operating lease liabilities	2,286	1,915
Non-current finance lease obligations	40	28
Deferred income tax liabilities	425	227
Other liabilities	167	167
Total Liabilities	5,301	4,404

Redeemable Noncontrolling Interest	14	12

Equity
Common stock, $0.01 par value; 1,000 million shares authorized; 449 million shares and 440 million shares issued at December 31, 2021 and 2020, respectively; 428 million shares and 420 million shares outstanding at December 31, 2021 and 2020, respectively	4	4
Treasury stock	(803)	(728)
Additional paid-in capital	4,695	4,658
Retained earnings	2,892	2,105
Accumulated other comprehensive income	268	167
Total Yum China Holdings, Inc. Stockholders' Equity	7,056	6,206
Noncontrolling interests	852	253
Total Equity	7,908	6,459
Total Liabilities, Redeemable Noncontrolling Interest and Equity	$13,223	$10,875

Yum China Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(in US$ million)

(unaudited)

	Year Ended
	12/31/2021	12/31/2020
Cash Flows – Operating Activities
Net income – including noncontrolling interests	$1,023	$813
Depreciation and amortization	516	450
Non-cash operating lease cost	424	368
Closures and impairment expenses	34	55
Gain from re-measurement of previously held equity interest	(628)	(239)
Investment loss (gain)	53	(104)
Equity income from investments in unconsolidated affiliates	(44)	(62)
Distributions of income received from unconsolidated affiliates	32	55
Deferred income taxes	160	111
Share-based compensation expense	41	36
Changes in accounts receivable	(5)	(15)
Changes in inventories	(16)	17
Changes in prepaid expenses and other current assets	(28)	(15)
Changes in accounts payable and other current liabilities	118	65
Changes in income taxes payable	(26)	17
Changes in non-current operating lease liabilities	(461)	(394)
Other, net	(62)	(44)
Net Cash Provided by Operating Activities	1,131	1,114
Cash Flows – Investing Activities
Capital spending	(689)	(419)
Purchases of short-term investments	(6,114)	(4,499)
Purchases of long-term time deposits	(25)	(57)
Maturities of short-term investments	6,383	2,061
Contribution to unconsolidated affiliates	—	(17)
Acquisition of business, net of cash acquired	(115)	(288)
(Acquisitions) disposal of equity investments	(300)	54
Other, net	5	56
Net Cash Used in Investing Activities	(855)	(3,109)
Cash Flows – Financing Activities
Common stock issuance proceeds, net of issuance costs	—	2,195
Repurchase of shares of common stock	(75)	(8)
Cash dividends paid on common stock	(203)	(95)
Dividends paid to noncontrolling interests	(57)	(33)
Contributions from noncontrolling interests	37	—
Payment of acquisition related holdback	(8)	—
Other, net	(7)	(1)
Net Cash (Used in) Provided by Financing Activities	(313)	2,058
Effect of Exchange Rates on Cash, Cash Equivalents and Restricted Cash	15	40
Net (Decrease) Increase in Cash, Cash Equivalents and Restricted Cash	(22)	103
Cash, Cash Equivalents, and Restricted Cash - Beginning of Year	1,158	1,055
Cash, Cash Equivalents, and Restricted Cash - End of Year	$1,136	$1,158

In this press release:

●

The Company provides certain percentage changes excluding the impact of foreign currency translation (“F/X”). These amounts are derived by translating current year results at prior year average exchange rates. We believe the elimination of the F/X impact provides better year-to-year comparability without the distortion of foreign currency fluctuations.

●

System sales growth reflects the results of all restaurants regardless of ownership, including Company-owned, franchise and unconsolidated affiliate restaurants that operate our restaurant concepts, except for non-Company-owned restaurants for which we do not receive a sales-based royalty. Sales of franchise and unconsolidated affiliate restaurants typically generate ongoing franchise fees for the Company at an average rate of approximately 6% of system sales. Franchise and unconsolidated affiliate restaurant sales are not included in Company sales in the Condensed Consolidated Statements of Income; however, the franchise fees are included in the Company’s revenues. We believe system sales growth is useful to investors as a significant indicator of the overall strength of our business as it incorporates all of our revenue drivers, Company and franchise same-store sales as well as net unit growth.

●

Effective January 1, 2018, the Company revised its definition of same-store sales growth to represent the estimated percentage change in sales of food of all restaurants in the Company system that have been open prior to the first day of our prior fiscal year, excluding the period during which stores are temporarily closed. We refer to these as our "base" stores. Previously, same-store sales growth represented the estimated percentage change in sales of all restaurants in the Company system that have been open for one year or more, including stores temporarily closed, and the base stores changed on a rolling basis from month to month. This revision was made to align with how management measures performance internally and focuses on trends of a more stable base of stores.

●

Company sales represent revenues from Company-owned restaurants. Company Restaurant profit (“Restaurant profit”) is defined as Company sales less expenses incurred directly by our Company-owned restaurants in generating Company sales. Company restaurant margin percentage is defined as Restaurant profit divided by Company sales.

Reconciliation of Reported GAAP Results to Non-GAAP Adjusted Measures

(in millions, except per share data)

(unaudited)

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) in this press release, the Company provides non-GAAP measures adjusted for Special Items, which include Adjusted Operating Profit, Adjusted Net Income, Adjusted Earnings Per Common Share ("EPS"), Adjusted Effective Tax Rate and Adjusted EBITDA, which we define as net income including noncontrolling interests adjusted for income tax, interest income, net, investment gain or loss, certain non-cash expenses, consisting of depreciation and amortization as well as store impairment charges, and Special Items.

The following table set forth the reconciliation of the most directly comparable GAAP financial measures to the non-GAAP adjusted financial measures.

	Quarter Ended		Year Ended
	12/31/2021	12/31/2020	12/31/2021	12/31/2020

Non-GAAP Reconciliations

Reconciliation of Operating Profit to Adjusted Operating Profit
Operating Profit	$633	$180	$1,386	$961
Special Items, Operating Profit	617	(2)	620	229
Adjusted Operating Profit	$16	$182	$766	$732
Reconciliation of Net Income to Adjusted Net Income
Net Income – Yum China Holdings, Inc.	$475	$151	$990	$784
Special Items, Net Income –Yum China Holdings, Inc.	464	(2)	465	169
Adjusted Net Income – Yum China Holdings, Inc.	$11	$153	$525	$615
Reconciliation of EPS to Adjusted EPS
Basic Earnings Per Common Share	$1.11	$0.36	$2.34	$2.01
Special Items, Basic Earnings Per Common Share	1.08	(0.01)	1.10	0.43
Adjusted Basic Earnings Per Common Share	$0.03	$0.37	$1.24	$1.58
Diluted Earnings Per Common Share	$1.10	$0.35	$2.28	$1.95
Special Items, Diluted Earnings Per Common Share	1.07	—	1.07	0.42
Adjusted Diluted Earnings Per Common Share	$0.03	$0.35	$1.21	$1.53
Reconciliation of Effective Tax Rate to Adjusted Effective Tax Rate
Effective tax rate	25.1%	28.0%	26.5%	26.6%
Impact on effective tax rate as a result of Special Items	(13.0)%	0.3%	(1.3)%	(0.2)%
Adjusted effective tax rate	38.1%	27.7%	27.8%	26.8%

Net income, along with the reconciliation to Adjusted EBITDA, is presented below:

	Quarter Ended		Year Ended
	12/31/2021	12/31/2020	12/31/2021	12/31/2020
Reconciliation of Net Income to Adjusted EBITDA
Net Income – Yum China Holdings, Inc.	$475	$151	$990	$784
Net income – noncontrolling interests	1	10	33	29
Income tax provision	159	63	369	295
Interest income, net	(13)	(15)	(60)	(43)
Investment loss (gain)	11	(29)	54	(104)
Operating Profit	633	180	1,386	961
Special Items, Operating Profit	(617)	2	(620)	(229)
Adjusted Operating Profit	16	182	766	732
Depreciation and amortization	136	123	516	450
Store impairment charges	25	27	48	66
Adjusted EBITDA	$177	$332	$1,330	$1,248

Details of Special Items are presented below:

	Quarter Ended		Year Ended
	12/31/2021	12/31/2020	12/31/2021	12/31/2020

Gain from re-measurement of previously held equity interest(1)	$618	$—	$628	$239
Share-based compensation expense for Partner PSU awards(2)	(1)	(2)	(8)	(7)
Derecognition of indemnification assets related to Daojia(3)	—	—	—	(3)
Special Items, Operating Profit	617	(2)	620	229
Tax effect on Special Items(4)	(153)	—	(155)	(60)
Special Items, net income – including noncontrolling interests	464	(2)	465	169
Special Items, net income – noncontrolling interests	—	—	—	—
Special Items, Net Income –Yum China Holdings, Inc.	$464	$(2)	$465	$169
Weighted-average Diluted Shares Outstanding (in millions)	433	433	434	402
Special Items, Diluted Earnings Per Common Share	$1.07	$—	$1.07	$0.42

(1)

In the quarters ended December 31 and September 30, 2021, as a result of the consolidation of Hangzhou KFC and the Lavazza joint venture, the Company recognized a gain of $618 million and $10 million, respectively, from the re-measurement of our previously held equity interest at fair value. In the quarter ended September 30, 2020, the Company recognized a re-measurement gain of $239 million as a result of the consolidation of Suzhou KFC. The re-measurement gains were not allocated to any segment for performance reporting purposes.

(2)

In February 2020, the Company granted Partner PSU Awards to select employees who were deemed critical to the Company’s execution of its strategic operating plan. These PSU awards will only vest if threshold performance goals are achieved over a four-year performance period, with the payout ranging from 0% to 200% of the target number of shares subject to the PSU awards. Partner PSU Awards were granted to address increased competition for executive talent, motivate transformational performance and encourage management retention. Given the unique nature of these grants, the Compensation Committee does not intend to grant similar, special grants to the same employees during the performance period. The impact from these special awards is excluded from metrics that management uses to assess the Company’s performance. The Company recognized share-based compensation cost of $1 million and $8 million associated with the Partner PSU Awards for the quarter and year ended December 31, 2021, respectively, and $2 million and $7 million for the quarter and year ended December 31, 2020, respectively.

(3)

In the quarter ended June 30, 2020, the Company derecognized a $3 million indemnification asset previously recorded for the Daojia acquisition as the indemnification right expired pursuant to the purchase agreement. The amount was included in Other income, net, but was not allocated to any segment for performance reporting purposes.

(4)	The tax expense was determined based upon the nature, as well as the jurisdiction, of each Special Item at the applicable tax rate.

The Company excludes impact from Special Items for the purpose of evaluating performance internally. Special Items are not included in any of our segment results. In addition, the Company provides Adjusted EBITDA because we believe that investors and analysts may find it useful in measuring operating performance without regard to items such as income tax, interest income, net, investment gain or loss, depreciation and amortization, store impairment charges, and Special Items. Store impairment charges included as an adjustment item in Adjusted EBITDA primarily resulted from our semi-annual impairment evaluation of long-lived assets of individual restaurants, and additional impairment evaluation whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. If these restaurant-level assets were not impaired, depreciation of the assets would have been recorded and included in EBITDA. Therefore, store impairment charges were a non-cash item similar to depreciation and amortization of our long-lived assets of restaurants. The Company believes that investors and analyst may find it useful in measuring operating performance without regard to such non-cash item.

These adjusted measures are not intended to replace the presentation of our financial results in accordance with GAAP.  Rather, the Company believes that the presentation of these adjusted measures provides additional information to investors to facilitate the comparison of past and present results, excluding those items that the Company does not believe are indicative of our ongoing operations due to their nature.

Unit Count by Brand

KFC

	12/31/2020	New Builds	Closures	Refranchised	Acquired	Other(1)	12/31/2021
Company-owned	5,872	978	(199)	(2)	8	780	7,437
Unconsolidated affiliates	677	116	(13)	—	—	(780)	—
Franchisees	617	138	(18)	2	(8)	—	731
Total	7,166	1,232	(230)	—	—	—	8,168

Pizza Hut

	12/31/2020	New Builds	Closures	Acquired	12/31/2021
Company-owned	2,230	316	(95)	1	2,452
Franchisees	125	19	(5)	(1)	138
Total	2,355	335	(100)	—	2,590

Others

	12/31/2020	New Builds	Closures	Other(1)	12/31/2021
Company-owned	88	72	(20)	22	162
Unconsolidated affiliates	4	18	—	(22)	—
Franchisees	893	149	(174)	—	868
Total	985	239	(194)	—	1,030

(1)	As a result of the consolidation of Hangzhou KFC and the Lavazza joint venture in 2021, the restaurant units were transferred from unconsolidated affiliates to Company-owned.

Yum China Holdings, Inc.

Segment Results

(in US$ million)

(unaudited)

Quarter Ended 12/31/2021	KFC	Pizza Hut	All Other Segments	Corporate and Unallocated(1)	Elimination	Total
Company sales	$1,596	$475	$16	$—	$—	$2,087
Franchise fees and income	25	2	6	—	—	33
Revenues from transactions with franchisees and unconsolidated affiliates(2)	13	1	23	107	—	144
Other revenues	2	1	110	9	(95)	27
Total revenues	$1,636	$479	$155	$116	$(95)	$2,291
Company restaurant expenses	1,460	447	23	—	1	1,931
General and administrative expenses	65	31	12	48	—	156
Franchise expenses	12	1	1	—	—	14
Expenses for transactions with franchisees and unconsolidated affiliates(2)	13	1	19	107	—	140
Other operating costs and expenses	1	1	111	7	(96)	24
Closures and impairment expenses, net	13	4	4	—	—	21
Other expenses (income), net	8	—	(1)	(635)	—	(628)
Total costs and expenses, net	1,572	485	169	(473)	(95)	1,658
Operating Profit (Loss)	$64	$(6)	$(14)	$589	$—	$633

Quarter Ended 12/31/2020	KFC	Pizza Hut	All Other Segments	Corporate and Unallocated(1)	Elimination	Total
Company sales	$1,556	$469	$13	$—	$—	$2,038
Franchise fees and income	28	1	7	—	—	36
Revenues from transactions with franchisees and unconsolidated affiliates(2)	14	1	26	118	—	159
Other revenues	1	—	45	2	(22)	26
Total revenues	$1,599	$471	$91	$120	$(22)	$2,259
Company restaurant expenses	1,295	420	13	—	2	1,730
General and administrative expenses	62	25	9	44	—	140
Franchise expenses	14	1	—	—	—	15
Expenses for transactions with franchisees and unconsolidated affiliates(2)	14	1	22	116	—	153
Other operating costs and expenses	1	—	41	1	(24)	19
Closures and impairment expenses, net	13	10	2	—	—	25
Other (income) expenses, net	(3)	—	1	(1)	—	(3)
Total costs and expenses, net	1,396	457	88	160	(22)	2,079
Operating Profit (Loss)	$203	$14	$3	$(40)	$—	$180

Year Ended 12/31/2021	KFC	Pizza Hut	All Other Segments	Corporate and Unallocated(1)	Elimination	Total
Company sales	$6,816	$2,092	$53	$—	$—	$8,961
Franchise fees and income	120	8	25	—	—	153
Revenues from transactions with franchisees and unconsolidated affiliates(2)	59	6	98	500	—	663
Other revenues	8	3	297	20	(252)	76
Total revenues	$7,003	$2,109	$473	$520	$(252)	$9,853
Company restaurant expenses	5,803	1,868	63	—	—	7,734
General and administrative expenses	240	111	42	171	—	564
Franchise expenses	59	4	1	—	—	64
Expenses for transactions with franchisees and unconsolidated affiliates(2)	58	6	88	497	—	649
Other operating costs and expenses	4	2	294	17	(252)	65
Closures and impairment expenses, net	20	7	7	—	—	34
Other (income) expenses, net	(8)	—	7	(642)	—	(643)
Total costs and expenses, net	6,176	1,998	502	43	(252)	8,467
Operating Profit (Loss)	$827	$111	$(29)	$477	$—	$1,386

Year Ended 12/31/2020	KFC	Pizza Hut	All Other Segments	Corporate and Unallocated(1)	Elimination	Total
Company sales	$5,633	$1,721	$42	$—	$—	$7,396
Franchise fees and income	125	5	18	—	—	148
Revenues from transactions with franchisees and unconsolidated affiliates(2)	61	4	60	522	—	647
Other revenues	2	—	122	6	(58)	72
Total revenues	$5,821	$1,730	$242	$528	$(58)	$8,263
Company restaurant expenses	4,713	1,540	45	—	—	6,298
General and administrative expenses	200	96	39	144	—	479
Franchise expenses	62	3	—	—	—	65
Expenses for transactions with franchisees and unconsolidated affiliates(2)	61	4	48	520	—	633
Other operating costs and expenses	1	—	110	4	(58)	57
Closures and impairment expenses, net	25	25	5	—	—	55
Other (income) expenses, net	(42)	—	2	(245)	—	(285)
Total costs and expenses, net	5,020	1,668	249	423	(58)	7,302
Operating Profit (Loss)	$801	$62	$(7)	$105	$—	$961

The above tables reconcile segment information, which is based on management responsibility, with our Condensed Consolidated Statements of Income.

(1)	Amounts have not been allocated to any segment for purpose of making operating decision or assessing financial performance as the transactions are deemed corporate revenues and expenses in nature.
(2)

Primarily includes revenues and associated expenses of transactions with franchisees and unconsolidated affiliates derived from the Company’s central procurement model whereby the Company centrally purchases substantially all food and paper products from suppliers and then sells and delivers to KFC and Pizza Hut restaurants, including franchisees and unconsolidated affiliates.